EXHIBIT 5.1

[Hogan & Hartson L.L.P. Letterhead]

October 21, 2003

TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202

Ladies and Gentlemen:

We are acting as special counsel to TransMontaigne Inc., a Delaware corporation (the “Company”), and each of the Company’s subsidiaries listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (file no. 333-107257), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $200,000,000 in aggregate principal amount of the Company’s 9 1/8% Series B Senior Subordinated Notes due 2010 (the “Exchange Notes”) in exchange for up to $200,000,000 in aggregate principal amount of the Company’s outstanding 9 1/8% Senior Subordinated Notes due 2010 (the “Initial Notes”), and the related joint and several, irrevocable and unconditional guarantees of the Exchange Notes on an unsecured, senior subordinated basis (the “Guarantees”) by the Guarantors.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.             An executed copy of the Registration Statement.

2.             An executed copy of the Indenture dated as of May 30, 2003 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), including the form of Exchange Note to be issued pursuant thereto, filed as Exhibit 4.1 to the Registration Statement.

3.             The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated June 30, 2003.

4.             The Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on May 21, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.             The bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.             Certain resolutions of the Board of Directors of the Company adopted at a meeting held on May 22, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Initial Notes, the Exchange Notes, the Indenture, the Registration Rights Agreement and arrangements in connection therewith.

7.             Certain resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on May 23, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the terms of the Notes.

8.             The Certificate of Incorporation of TransMontaigne Product Services Inc. (“TPSI”) with amendments thereto, as certified by the Secretary of State of the State of Delaware on May 21, 2003 and as certified by the Secretary of TPSI on the date hereof as being complete, accurate and in effect.

9.              The bylaws of TPSI, as certified by the Secretary of TPSI on the date hereof as being complete, accurate and in effect.

10.           Certain resolutions of the Board of Directors of TPSI adopted by unanimous written consent dated May 29, 2003, as certified by the Secretary of TPSI on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Guarantees, the Initial Notes, the Exchange Notes, the Registration Rights Agreement and the Indenture and arrangements in connection therewith.

11.           The Certificate of Incorporation of TransMontaigne Transport Inc. (“TTI”) with amendments thereto, as certified by the Secretary of State of the State of Delaware on May 21, 2003 and as certified by the Secretary of TTI on the date hereof as being complete, accurate and in effect.

12.            The bylaws of TTI, as certified by the Secretary of TTI on the date hereof as being complete, accurate and in effect.

13.           Certain resolutions of the Board of Directors of TTI adopted by unanimous written consent dated May 29, 2003, as certified by the Secretary of TTI on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Guarantees, the Initial Notes, the Exchange Notes, the Registration Rights Agreement and the Indenture and arrangements in connection therewith.

14.           The Articles of Incorporation of Coastal Fuels Marketing, Inc. (“CFM”) with amendments thereto, as certified by the Secretary of State of the State of Florida on May 22, 2003 and as certified by the Secretary of CFM on the date hereof as being complete, accurate and in effect.

15.            The bylaws of CFM, as certified by the Secretary of CFM on the date hereof as being complete, accurate and in effect.

16.           Certain resolutions of the Board of Directors of CFM adopted by unanimous written consent dated May 29, 2003, as certified by the Secretary of CFM on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Guarantees, the Initial Notes, the Exchange Notes, the Registration Rights Agreement and the Indenture and arrangements in connection therewith.

17.           The Articles of Incorporation of Coastal Tug and Barge, Inc. (“CTBI”) with amendments thereto, as certified by the Secretary of State of the State of Florida on May 22, 2003 and as certified by the Secretary of CTBI on the date hereof as being complete, accurate and in effect.

18.           The bylaws of CTBI, as certified by the Secretary of CTBI on the date hereof as being complete, accurate and in effect.

19.           Certain resolutions of the Board of Directors of CTBI adopted by unanimous written consent dated May 29, 2003, as certified by the Secretary of CTBI on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the

Guarantees, Initial Notes, the Exchange Notes, the Registration Rights Agreement and the Indenture and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:  (i) as to the opinions given in paragraphs (a) and (b), the Delaware General Corporation Law, as amended; (ii) as to the opinion given in paragraph (b), the Florida Business Corporation Act, as amended; and (iii) the laws of the State of New York.  As used herein, the phrases “Delaware General Corporation Law, as amended” and “Florida Business Corporation Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Delaware and Florida Constitutions and reported judicial decisions interpreting these laws.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Initial Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b) (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Initial Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, and due execution, authentication, issuance and delivery of the Guarantees to be endorsed on the Exchange Notes as provided in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions expressed in paragraphs (a) and (b) above relating to the enforceability of the Exchange Notes and the Guarantees may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

SCHEDULE I

Name of Guarantor	State of Incorporation

TransMontaigne Product Services Inc.	Delaware

TransMontaigne Transport Inc.	Delaware

Coastal Fuels Marketing, Inc.	Florida

Coastal Tug and Barge, Inc.	Florida